UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ENERGYSOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0653027
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

423 West 300 South, Suite 200 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01	New York Stock Exchange, Inc.*

Depositary shares, each representing one share of common stock, par value $0.01	New York Stock Exchange, Inc.*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-141645 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

* As disclosed in the registration statement on Form S-1 (No. 333-141645) relating to the registrant’s initial public offering, all of the shares of common stock sold in such offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. Thirty-five days after the pricing date of the offering, each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until such cancellation of the depositary shares, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock. Accordingly, application is made for listing of the common stock of the registrant, but such shares will not trade until the depositary shares are canceled.

Item 1.	Description of Registrant’s Securities to be Registered.

For a description of the securities to be registered hereunder, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the prospectus included in the registrant’s Registration Statement on Form S-1 (File No. 333-141645), originally filed with the Securities and Exchange Commission on March 29, 2007, as amended by any amendments to such Registration Statement, and by any prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which description is incorporated herein by reference.

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENERGYSOLUTIONS, INC.

Dated: November 13, 2007	By:	/s/ R Steve Creamer
	Name:	R Steve Creamer
	Title:	Chief Executive Officer

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